EXHIBIT 5.1

                                 ARMSTRONG, DUNNE
                             BARRISTERS AND SOLICITORS
                                    SUITE 1400
                             141 ADELAIDE STREET WEST
                             TORONTO, ONTARIO M5H 3L5
                                      CANADA
                                 (416) 868-0180

                                          March 21, 1997
Princeton Media Group, Inc.
214 Brazilian Avenue
Suite 300
Palm Beach, FL 33480

Dear Sirs:

            We have acted as counsel for Princeton Media Group, Inc., an Ontario, Canada corporation (the "Company") in connection with the authorization and proposed issuance of shares of common stock (the "Common Stock") which are being registered for issuance pursuant to a Form S-8 Registration Statement being filed on or about this date. This opinion is being furnished in connection with said Form S-8.

           We have made such examination of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances.

           For the purposes of our opinion, we have assumed that none of the shareholders of the Company hold pre-emptive rights, that all shares to be issued have been duly authorized by valid resolution of the board of directors of the Company and that prior to the issuance thereof, the consideration for the shares was fully paid.

            Subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock when paid for and issued as aforesaid, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8.

                                          Very truly yours,

                                          /s/ Armstrong, Dunne
                                          Armstrong, Dunne